Exhibit 99.1

M.D.C. HOLDINGS, INC.

News Release

M.D.C. HOLDINGS ANNOUNCES OFFERING OF

$250 MILLION OF 5.500% SENIOR NOTES DUE 2024

DENVER, COLORADO, Tuesday, January 7, 2014. M.D.C. Holdings, Inc. (NYSE: MDC) today announced the pricing of a public offering of $250 million principal amount of 5.500% senior notes due January 2024 (the "Notes"), at par. The Notes will be general unsecured obligations of MDC and will rank equally and ratably with its other general unsecured and unsubordinated indebtedness. In addition, the Notes will be fully guaranteed on an unsecured basis, jointly and severally, by most of the Company's homebuilding subsidiaries. MDC will use the proceeds of the offering for general corporate purposes, which may include repayment of the Company’s 5.375% Senior Notes due 2014 and 5.375% Senior Notes due 2015 in whole or in part. The offering is expected to close on January 15, 2014, subject to customary closing conditions.

Citigroup and US Bancorp are acting as Joint Book-Running Managers in the offering. SunTrust Robinson Humphrey and PNC Capital Markets LLC are acting as Joint Lead Managers and Regions Securities LLC is acting as Co-Manager in the offering.

The Notes will be issued pursuant to an effective shelf registration statement and are being offered by means of the Prospectus included in the registration statement and the related Prospectus Supplement. Copies of the Prospectus and the Prospectus Supplement relating to the offering may be obtained at no charge by visiting the SEC website at www.sec.gov or by contacting Citigroup Global Markets Inc. at the following address: Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; telephone: (800) 831-9146.

This press release shall not constitute an offer to sell the Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Exhibit 99.1

M.D.C. HOLDINGS, INC.

About MDC

Since 1972, MDC's subsidiary companies have built and financed the American dream for more than 175,000 homebuyers. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville, Orlando, South Florida and Seattle. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact:	Robert N. Martin
Vice President of Finance and Corporate Controller
(720) 977-3431
bob.martin@mdch.com

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